Exhibit 10.1

First Fed Bank 2024 Officer Incentive Plan

Objectives

The objectives of the First Fed Bank (the “Bank”) 2024 Officer Incentive Plan (the “Plan”) are to reward and incent designated executives for their contributions to the performance and success of the Bank. The Plan seeks to reward financial performance which the Bank Board of Directors and the Compensation Committee (the “Committee”) determine to be critical to the Bank’s growth and profitability. This document provides an overview of the elements and features of the Plan. The document operates in conjunction with the Plan participation agreements that are entered into by each employee who is designated for participation in the Plan.

The key objectives for the Plan are as follows:

●	Communicate expectations in terms of the Bank’s business goals and results;

●	Recognize and reward achievement of the Bank’s short-term performance objectives;

●	Motivate and reward high performance;

●	Attract and retain talent needed for the Bank’s success;

●	Encourage teamwork and collaboration; and

●	Ensure incentives are appropriately risk-balanced (i.e., do not unintentionally motivate inappropriate risk taking).

Plan Year

The Plan Year will correspond with the Bank’s fiscal year, January 1, 2024 to December 31, 2024.

Eligibility/Participation

Eligibility – Eligibility for participation in the Plan will include senior management and key executives who impact organization-wide results. Actual participation will be based upon determinations made by the Committee, which will consider among other matters input from the Chief Executive Officer. To participate in the Plan, the employee must meet the following requirements:

●	Employees hired before October 1st will receive a pro-rata award based on the number of full months employed during the Plan Year.

●	Employees hired after September 30th must wait until the following Plan Year to participate.

●

Any designated employee must enter into a Plan participation agreement that specifies, with respect to the employee, and for the Plan Year, the annual incentive targets, applicable weightings between corporate and team performance, the performance goals, the corporate performance weightings, the applicable team performance weightings, and such other provisions that the Committee determines to be necessary or appropriate.

2024 Cash Incentive Award Opportunity

Each participant is assigned a target award level, expressed as a percentage of “Eligible Earnings” (as defined in the “PAYOUTS” section below – generally base salary determined prior to pretax deferrals), and range that defines their incentive opportunity. Actual awards will be allocated based on specific performance goals defined for each participant and will range from 0% to 150% of the participant’s target incentive opportunity. Performance goals will be determined at “target”, “threshold” and “stretch” levels, where “target” represents the expected level of achievement, “threshold” represents the minimum level of performance for which a payment may be made, and “stretch” represents outstanding performance resulting in a maximum level of payment.

Awards may be determined based on a weighted combination of corporate and team performance.

2024 Plan Year Corporate Performance Measures

For the 2024 Plan Year, the Committee has approved the following corporate cash incentive performance measures based upon the consolidated performance of First Northwest Bancorp (FNWB):

●	Return on Average Equity (“ROAE”), which is defined as net income divided by annual average total equity for the year ended 12/31/2024.

●	Net Interest Margin, which is defined as (interest income minus interest expense), divided by average earning assets for the year ended 12/31/2024, expressed as a percent.

●

Net Promoter Score, which is defined as a measure of customer loyalty based on a single question, “How likely are you to recommend our company to a friend or colleague, on a scale of 1-10”. Calculated by subtracting the percentage of Detractors from the percentage of Promoters, i.e. % Promoters less % Detractors for the year ended 12/31/2024, based on the following definitions:

o	Promoters: Respondents that provide a score of 9 or 10.
o	Passives: Respondents that provide a score of 7 or 8.
o	Detractors: Respondents that provide a score of 1-6.

●	Coverage Ratio, which is defined as total classified assets, plus other real estate owned, plus personal property owned, divided by total risk-based capital at 12/31/2024.

●	Customer Deposits/FTE, which is defined as total customer deposits divided by the total FTE at 12/31/2024.

Financial performance determination for the corporate performance measures will be made at the holding company level.

Each participant’s corporate performance goals and weightings will be set forth in his or her participation agreement. Each participant’s team performance measures, goals, and weightings, if any, also will be set forth in his or her participation agreement.

Exceptions to the above plan performance measures:

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Chief Banking Officer/EVP:  Payout for the above measures are reduced. Additionally, this position receives incentive pay as a percentage of the following production and further defined in the participant agreement:

o	Nonowner-occupied commercial real estate (“CRE”) new loan production
o	Owner-occupied CRE new loan production
o	Commercial business new loan production
o	Business interest bearing deposit new account openings
o	Business and consumer noninterest bearing deposit new account openings
o	Assumable Rate Conversion Premiums
o	Small Business Administration Gain on Sale

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Directors of Commercial Banking/SVP:  Staff in this position are excluded from the Cash Incentive Plan. Instead, this position receives quarterly production incentive pay as participants in the Commercial Lending Incentive plan.

●	Director of Mortgage Banking/SVP: Excluded from Cash Incentive Plan described above. Instead, this position receives production incentive pay as a participant in the Mortgage Incentive plan.

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Director of Mortgage and Consumer Credit/SVP:  Participates in the Cash Incentive Plan as described above. Additionally, this position participates in the Mortgage Support Incentive plan as the manager of the Mortgage Underwriters.

Cash Incentive Award Payouts

Payouts will be made in a cash lump sum. In order to receive payment, a participant must be employed on the date the payment is processed. Payment of earned incentives under the Plan, if any, will occur within two weeks of the form 10-K filing, following the end of the Plan Year. Incentive awards will be considered taxable income, unless the participant elects to defer payments into the 401(k) or deferred compensation plans.

Each participant’s payout is calculated on Eligible Earnings. Eligible Earnings reflect the annualized base salary as of the end of the Plan Year determined prior to any pretax deferrals. The actual incentive calculation is then based on each participant’s performance goals as outlined in the participant’s participation agreement. Actual payouts for each performance goal will be pro-rated between threshold and stretch levels to reward incremental improvement.

Performance of each specific goal is calculated independently to determine the payout for the goal. The sum of the awards for each of the performance goals determines the total incentive award. Performance exceeding Threshold to just below Stretch will be determined using straight line interpolation. Performance meeting or exceeding Stretch will be paid at the Stretch rate.

2024 Equity Incentive Award Opportunity

Beginning with awards granted in 2021, the Committee has adopted a plan of granting equity awards to officers covering a number of shares based on the achievement of specified performance goals for the year preceding the grant date. The performance goals are distinct from those associated with cash incentives and are related to shareholder metrics. The target payment is an economic value equal to a percentage of base pay. The measures are equally weighted and have threshold, target, and stretch payments.

For the 2024 Plan Year, the Committee has approved the following corporate equity incentive performance measures based upon the consolidated performance of FNWB:

●

Total Shareholder Return, which is defined as the annual FNWB shareholder return divided by the annual return on the Community Bank Exchange-Traded Fund (Ticker: KRE) for the year ended 12/31/2024, expressed as a percent.

●	Earnings per Share Growth, which is defined as (earnings per share at 12/31/2024 minus prior year end earnings per share) divided by prior year end earnings per share, expressed as a percent.

Grants of equity incentive award shares earned, if any, will be made in March of the year following the end of the Plan Year. Pursuant to the 2020 Equity Incentive Plan approved by shareholders on May 5, 2020, awards granted will vest equally over three years with continuous service required during the vesting period.

Committee Discretion

The Committee reserves the right to apply positive or negative discretion to the payments as needed to reflect the business environment and market conditions that may affect First Northwest Bancorp’s financial and stock price performance. The Committee also reserves the right to amend, modify and adjust payouts as necessary, including but not limited to complying with any statutory or regulatory requirements. However, no change may be made regarding when or how the payments are made, if such change would violate any Federal or state law or regulation, specifically including Section 409A of the Internal Revenue Code.

General Terms and Conditions

This section provides a general overview of the major terms and conditions of the Plan.  These provisions are subject to change and do not constitute a binding agreement.

Effective Date

The Plan will become effective on the date it is approved by the Committee. The Plan will be reviewed annually by the Committee, with input from the Bank’s executive management, to ensure proper alignment with the Bank’s business objectives.

Plan Administration

The Plan is authorized by the Bank Board of Directors and administered by the Committee. The Committee has the sole authority to interpret the Plan and all participation agreements and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee will be final and binding on all participants.

Program Changes or Discontinuance

The Bank has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Bank may add to, amend, modify or discontinue any of the terms or conditions of the Plan or any participation agreement at any time.

The Committee may, at its sole discretion, waive, change or amend any of the Plan or participation agreement provisions as it deems appropriate.

Program Funding

Plan payouts are made solely from the Bank’s general assets. The Plan is funded and accrued based on holding company performance results for a given year. Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than target performance will reduce the Plan payouts.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of the Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Bank or the Committee and the participant or any other person. Nothing herein will be construed to require the Bank to maintain any fund or to segregate any amount for a participant’s benefit.

New Hires, Reduced Work Schedules, Promotions, Transfers, Performance

Participants who are not employed by the Bank at the beginning of the Plan Year will receive a pro rata incentive award based on their length of employment during a given year. Employees hired after September 30th will not be eligible to participate until the next Plan Year.

If a participant changes his/her role or is promoted during the Plan Year, he/she will be eligible for the new role’s target incentive award opportunity on a pro rata basis (i.e., the award will be prorated based on the number of full months employed in the respective positions). In the event of an approved leave of absence, the award opportunity level for the year will be adjusted to reflect the time in active status. For example, a participant on leave status for 13 weeks during a Plan Year will have his or her calculated award reduced by one-fourth (13 weeks/52 weeks) to reflect the period of leave. The manner of adjustment shall be determined solely by the Committee.

If an employee is on a performance improvement plan or other performance related disciplinary action, the Bank may, at its discretion, choose to reduce or pay no incentive to a participant. The employee must also have received a total comprehensive performance score of 2.0 or greater in the most recent evaluation period to be eligible for an incentive payout.

Clawback

The Plan will be subject to the Bank’s clawback policy, as it may be modified from time to time.

In the event that the Bank or FNWB is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Bank will recover cash incentive compensation awarded to current or former executive officers (during the preceding three years) to the extent the original awards exceeded the amounts that would have been paid under the restated results. By accepting participation in this Plan, the employee agrees to be bound by this repayment requirement, and such repayment shall be fully made within 60 days of when requested by the Bank.

Death or Disability

In the event of a participant’s death during active service or termination due to disability, then to the extent it is determined by the Committee following the end of the Plan Year that the cash performance goals have been attained, the participant shall be entitled to a full payment based on the actual achievement of performance goals during the entire performance period. Payment under these circumstances, if any, shall be made at the time payments are made to participants who did not terminate service during the Plan Year.

Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Committee will be final and binding.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained as an employee of the Bank, nor will the Plan interfere with the right of the Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and the Bank is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Washington and where applicable Federal law.

Each provision in this Plan and any participation agreement is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.